FOR IMMEDIATE RELEASE: May 16, 2011 7:00 A.M. EDT	CONTACT: Ginny Dunn EntreMed, Inc. Associate Director Corporate Communications & Investor Relations (240) 864-2643

ENTREMED REPORTS FIRST QUARTER 2011
FINANCIAL RESULTS

ROCKVILLE, MD – May 16, 2011 – EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company, today announced financial results for the three months ended March 31, 2011.
The Company reported a net loss for the first quarter of approximately ($2.6 million), or ($0.25) per share, compared with a net loss of ($2.1 million), or ($0.28) per share, for the same period last year.  The Company did not report any revenues for the first quarter 2011.  As of March 31, 2011, the Company had cash and short-term investments of approximately $4.8 million.
Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented on the Company’s first quarter results, “Our first quarter 2011 financial results were in line with expectations.  R&D expenses for the first quarter increased over the previous year as we continued to enroll patients in the ENMD-2076 Phase 2 ovarian cancer study.  The Company fulfilled its term loan obligation to GE Capital Corporation and the loan was repaid in full on January 3, 2011.”
Michael M. Tarnow, Executive Chairman, commented, “During the first quarter, we remained diligent in our strategy for the development of ENMD-2076 while carefully managing our financial resources.  Earlier this year, we were pleased to announce the completion of enrollment for the ENMD-2076 Phase 2 study in patients with platinum resistant ovarian cancer. The trial is progressing and the data will be presented at the American Society of Clinical Oncology (ASCO) annual meeting in June.”

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including  the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

(Financial Table Attached)
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS

Three Months Ended
March 31,
	2011	2010

Total revenues	$0	$0

Research and development	$1,398,274	$843,953

General and administrative	$1,253,105	$1,051,225

Net Loss	$(2,596,379)	$(2,126,144)

Net loss per share attributable to
common shareholders (basic and diluted)	$(0.25)	$(0.28)

Weighted average number of
shares outstanding (basic and diluted)	11,444,711	8,540,812

Cash and Short-term Investments	$4,828,893	$9,691,834

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